Exhibit 99.1
Wayfair Appoints Jeffrey Naylor to Board of Directors
Former TJX CFO Brings Extensive Expertise in Retail and Consumer Products to Leading Home Retailer
BOSTON, Mass. – January 8, 2018 – Wayfair (NYSE:W), one of the world’s largest online destinations for the home, today announced the appointment of Jeffrey Naylor to its board of directors. Naylor brings extensive experience in the retail and consumer products industries to the Wayfair board drawing upon past executive leadership roles at The TJX Companies and Big Lots, Inc. as well as senior leadership roles at Limited Brands and Sears, Roebuck and Co.
“We are excited to welcome Jeff to the board as we embark on our next era of growth and continue to address a massive market opportunity with tremendous momentum behind us,” said Niraj Shah, CEO, co-founder and co-chairman, Wayfair. “Jeff joins us with a wealth of experience in the retail and consumer product industries and we look forward to his contributions in the months and years ahead as we continue to delight more and more customers with an unparalleled retail experience for home.”
Over the course of his career, Naylor held several senior executive roles with The TJX Companies, Inc. He joined TJX as senior executive vice president and chief financial officer in 2004, and later took on additional responsibilities for information technology, legal, strategic planning and business development as chief administrative officer.
“I am honored to join the Wayfair board and work with an exceptional company and leadership team at such an exciting point in the company’s growth trajectory,” said Naylor. “Wayfair is well positioned as the clear online leader in home. I look forward to contributing to the company’s continued success as it drives customer experience to new heights and scales the business to address the great market opportunity ahead.”
Prior to joining TJX, Naylor served as chief financial officer of Big Lots, Inc. and chief financial officer and chief administrative officer of Dade Behring, Inc. He currently serves on the boards of Synchrony Financial, a consumer financial services company, and Emerald Expositions, the largest operator of business to business trade shows in the U.S. Naylor also serves on the board of directors of two privately held companies. He attended Northwestern University where he earned his Bachelor of Arts in economics and political science and his MBA from the Kellogg Graduate School of Management.
Naylor will fill the board seat formerly held by Neeraj Agrawal, general partner of Battery Ventures, who is stepping down from the nine-person board after seven years of service.

“As we welcome Jeff to the board, we are also tremendously grateful to Neeraj for his guidance and support over the past several years as we scaled from a high-growth start-up to a $4.3 billion public company,” added Shah. “Neeraj has been a trusted advisor to our team and his contributions have been invaluable.”

About Wayfair Inc.
Wayfair believes everyone should live in a home they love. Through technology and innovation, Wayfair makes it possible for shoppers to quickly and easily find exactly what they want from a selection of more than 8 million items across home furnishings, décor, home improvement, housewares and more. Committed to delighting its customers every step of the way, Wayfair is reinventing the way people shop for their homes – from product discovery to final delivery.

The Wayfair family of sites includes:

•	Wayfair, an online destination for all things home

•	Joss & Main, where beautiful furniture and finds meet irresistible savings

•	AllModern, unbelievable prices on everything modern

•	Birch Lane, a collection of classic furnishings and timeless home décor

•	Perigold, unparalleled access to the finest home décor and furnishings

Wayfair generated $4.3 billion in net revenue for the twelve months ended September 30, 2017. Headquartered in Boston, Massachusetts with operations throughout North America and Europe, the company employs more than 6,800 people.

Media Relations Contact:
Jane Carpenter
PR@wayfair.com

Investor Relations Contact:
Joe Wilson
IR@wayfair.com